Exhibit (d)(10)(iii)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of August 31, 2011 to the Investment Advisory Agreement dated as of June 15, 2004, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Fund Deleted. Any references to Transamerica UBS Large Cap Value are hereby deleted, in accordance with the liquidation of the Fund, effective as of August 31, 2011.

In all other respects, the Investment Advisory Agreement dated as of June 15, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 31, 2011.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President
Date:	August 31, 2011

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher
Name:	Dennis P. Gallagher
Title:	Senior Vice President, General Counsel and Secretary
Date:	August 31, 2011